SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


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Check the appropriate box:
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[   ]  Soliciting Material Pursuant to section 240.14a-12

                        TECHNITROL, INC.
---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)
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

                                   TECHNITROL

                           --------------------------

                     Notice of Annual Shareholders Meeting

                           --------------------------

                                  May 24, 2000

     Our annual shareholders meeting will be on Wednesday, May 24, 2000, at 5:00 P.M. in the Meade Room of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

     1) Elect three directors for a three-year term;

     2) Approve the Technitrol, Inc. Employee Stock Purchase Plan;

     3) Select KPMG LLP as independent public accountants for 2000; and

     4) Transact any other business brought before the meeting.

     If you were a shareholder on March 3, 2000, you may vote at the meeting.



                                             By order of the board of directors,


                                             /s/ Drew A. Moyer
                                             -----------------------------------
                                             Drew A. Moyer
                                             Corporate Secretary



Trevose, Pennsylvania
March 29, 2000

                     Please Vote - Your vote is important.

Please return the enclosed proxy as soon as possible in the envelope provided.

                                   TECHNITROL

                           --------------------------

                             1210 Northbrook Drive
                                   Suite 385
                               Trevose, PA 19053
                                  215-355-2900

                                Proxy Statement
                          Annual Shareholders Meeting
                            Wednesday, May 24, 2000

                           --------------------------

                                  Introduction

                           --------------------------

     This proxy statement is distributed on behalf of our Board of Directors. We are sending it to you to solicit proxies for voting at our 2000 annual meeting. The meeting will be held in the Meade Room of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 24, 2000, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 29, 2000 to our shareholders as of March 3, 2000. Our annual report includes our financial statements for 1999 and 1998.

     The following section includes answers to questions that are frequently asked about the voting process.

     Q: How many votes can I cast?
     A: Holders of common stock as of March 3, 2000 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

     Q: What is cumulative voting?
     A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

     Q: How do I vote?
     A: There are two methods. You may attend the meeting and vote in person, or you may complete and mail the proxy card.

     Q: What vote is necessary for action?
     A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (three), will be elected. Approval of all other matters require the affirmative vote of a majority of shares represented at the annual meeting.

     Q: How will the proxies be voted?
     A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the three nominated directors, for the approval of the Technitrol, Inc. Employee Stock Purchase Plan and for the selection of KPMG LLP. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. When you grant a proxy, it does not prevent you from voting in person if you revoke the proxy by notifying our Secretary in writing prior to the vote at the meeting.

     Q: What is a quorum?
     A: A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions and broker non-votes are counted as present for establishing a quorum.

     Q: What are broker non-votes?
     A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.

     Q: How many shares are outstanding?
     A: There are 16,282,098 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 3, 2000. There are no other classes of stock outstanding and entitled to vote.

     Q: Who pays for soliciting the proxies?
     A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

                        Discussion of Matters for Voting
                        --------------------------------

Item 1 - Election of Directors

     There are three classes of directors on the board. The only difference between each class is when they were elected.

     o J. Barton Harrison and Graham Humes are Class I directors whose terms expire in 2002.

     o John E. Burrows, Rajiv L. Gupta and James M. Papada, III, are Class II directors and were nominated for election at this meeting. If elected, their terms will expire in 2003. They were recommended to the board by its nominating committee on January 26, 2000.

     o Stanley E. Basara, Roy E. Hock and Edward M. Mazze, are Class III directors whose terms expire in 2001.

     Votes on proxy cards will be cast equally for Messrs. Burrows, Gupta and Papada, unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Burrows, Gupta and Papada are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any one of them.

     The board of directors recommends that you elect John E. Burrows, Rajiv L. Gupta and James M. Papada, III for a term of three years.


Item 2 - Approval of the Technitrol, Inc. Employee Stock Purchase Plan

     You will be asked at the meeting to approve the Technitrol, Inc. Employee Stock Purchase Plan. Under this plan, employees may purchase Technitrol common stock at a discount through payroll deductions and supplemental payments. The board of directors adopted the plan on July 28, 1999 and it became effective on September 1, 1999. The board believes that the plan is an important employee recruitment and retention tool and further aligns the interests of our employees with you as shareholders. A summary of the plan is included below, though you should refer to the complete plan for a full description. A copy of the complete plan is attached as Exhibit A and is an important part of this proxy statement.


Description of the Technitrol, Inc. Employee Stock Purchase Plan

     Eligibility. Generally, all full-time employees of the Company in the United States may participate in the plan. The Executive Compensation Committee of the Board of Directors that administers the plan may require a waiting period of up to two years of employment before an employee is eligible to participate. They may also permit part-time employees to participate. We estimate that approximately 1,000 employees are eligible to participate in the plan at this time. An employee may discontinue participation in the plan at any time. An employee's eligibility to participate ends when his or her employment terminates. The committee also may impose other requirements that are consistent with Section 423(b) of the U.S. Internal Revenue Code. In certain international locations, local tax or exchange control regulations make certain features of the plan impracticable. The plan authorizes the committee to adopt sub-plans to achieve desired tax or other objectives for participation by employees in particular locations outside the United States. A sub-plan is not designed to qualify under Section 423.

     Administration. The plan will be administered by the Executive Compensation Committee of the Board of Directors. The committee may establish rules for the administration of the plan, interpret the plan and supervise its administration. The committee also may make factual determinations relevant to the plan's provisions.

     Offering. Up to 500,000 shares of Technitrol common stock may be issued to employees who make purchases under the plan. The plan is implemented by establishing offering periods of 24 months, or another period of time announced by the committee, during which an employee may participate in the plan. Generally, there are four six-month purchase periods within each offering period during which a participant has the right to acquire the common stock at a discount. Offering periods begin on September 1 and March 1 of each year unless otherwise announced by the committee. Unless a participant discontinues participation in the plan, he or she will automatically be enrolled in each succeeding offering period. Participants may only participate in one purchase period at a time. The plan will terminate August 31, 2009, unless it is terminated earlier by our board of directors.

     Purchase of Stock. At the end of a purchase period, a participant will automatically purchase the number of whole shares of common stock that the employee's accumulated payroll deductions and supplemental payments will buy at the purchase price, subject to any limitations set forth in the plan. Payroll deductions cannot exceed 10% of an employee's base cash pay each pay period unless otherwise permitted by the committee. In addition, no employee is allowed to buy more than $25,000 of common stock in any calendar year. This limit is based on the fair market value of the common stock at the beginning of the offering period in which the shares are purchased. No employee may participate in the plan if he or she is considered to own 5% or more of the outstanding common stock. A participant is also not permitted to purchase in any single purchase period more than 200% of the shares of common stock determined by dividing his or her payroll deductions and other supplemental payments during the purchase period by 85% of the fair market value of a share on the first day of the offering period. The committee has the right prior to the beginning of the offering period to reduce the maximum number of shares a participant can purchase in an offering period. We will issue new shares for common stock issuable under the plan.

     Purchase Price. The purchase price of common stock is the lower of 85% of the fair market value of the common stock on the first day of the offering period or 85% of the fair market value of the common stock on the last day of the purchase period. The fair market value will be the closing price on the New York Stock Exchange. The committee may change the percentage of fair market value in any future offering period, but not below 85%. For any prospective offering period, the committee may also determine that the purchase price shall be a designated percentage of the fair market value of the common stock on the purchase date.

     Recapitalization. If any change is made in our capitalization, such as a stock split or stock dividend, which results in a change in the number of outstanding shares of common stock, appropriate adjustments will be made to the shares available in the plan, the maximum number of shares and the purchase price.

     Transferability. Rights to purchase shares under the plan cannot be assigned. The shares of common stock acquired under the plan will be freely transferable, except as required by securities laws or as otherwise determined by the committee.

     Amendment and Termination. The board of directors may amend, terminate or suspend the plan, subject to certain limitations. No amendment may, without the approval of shareholders, increase the number of shares authorized under the plan, except as described above under the heading "Recapitalization", materially modify the eligibility requirements for participation in the plan, reduce the purchase price below 85% of the fair market value or extend the term of the plan beyond August 31, 2009.

     U.S. Federal Income Tax Consequences. If you approve the plan, the plan will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The federal income tax consequences of the purchase and sale of shares under the plan are summarized below, assuming the plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

     Employees generally will have tax consequences associated with participation in the plan. In the U.S., no taxable income will be recognized by a participant until the sale or other disposition of the shares of common stock acquired under the plan. At that time, a participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a participant more than two years after the first day of the offering period in which the shares were purchased and more than one year after the date on which the shares were purchased, the participant will recognize ordinary income equal to the lesser of:

     o the excess of the fair market value of the shares on the first day of the offering period over 85% or such higher percentage established by the committee of the fair market value of the shares on the first day of the offering period, or

     o the excess of the fair market value of the shares at the time of sale over the amount he or she paid for the shares.

     Any sale of shares within two years after the first day of the offering period in which the participant purchased the shares or within one year of the date the participant purchased the shares is known as a "disqualifying disposition." In the event of a disqualifying disposition, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date he or she purchased the shares over the amount he or she paid for the shares. This ordinary income is included in the participant's gross income whether or not he or she realizes a gain on the sale of the shares. Any gain on the sale in excess of the amount of ordinary income recognized by the participant will be treated as capital gains. If the selling price of the shares is less than the amount paid for the shares plus the amount the participant includes in his or her gross income as ordinary income, the difference will be treated as a capital loss. If the participant dies while owning shares acquired under the plan, ordinary income must be recognized in the year of death as though the shares had been sold by the participant.

     In the cases discussed above other than death, the amount of ordinary income recognized by the participant is added to his or her purchase price and this amount becomes the participant's tax basis for determining the amount of the capital gain or loss from his or her sale or disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on the holding period.

     We will not be entitled to a tax deduction for any amount of income recognized by the participant as a result of the sale of shares after the expiration of the holding period referred to above. We will, however, be entitled to a deduction for any amount of ordinary income recognized by the participant as a result of the sale of shares in a disqualifying disposition referred to above. The plan will not meet the requirements in Section 162(m) of the Internal Revenue Code. This means that there may be no deductions for disqualifying dispositions by Technitrol's Chief Executive Officer and four most highly paid other executive officers depending upon the amount of remuneration received by these officers in the year of a disqualifying disposition.

     The board of directors recommends that you approve the Technitrol, Inc. Employee Stock Purchase Plan.


Item 3 - Selection of Auditors

     You will be asked to approve KPMG LLP as our independent auditors for 2000. KPMG has told us that it does not have any direct financial interest or any material indirect financial interest in Technitrol or its subsidiaries. KPMG has advised us that during the past three years, KPMG has not had any interest in Technitrol or its subsidiaries except as auditors and tax consultants. The firm also prepared our tax returns. A representative of KPMG will attend the annual meeting to answer your questions. He will have the opportunity to make a statement.

     The board of directors recommends that you approve KPMG LLP as our independent auditors for 2000.


Item 4 - Other Business

     The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.


               Persons Owning More than Five Percent of Our Stock
               --------------------------------------------------

     The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 1, 2000. Beneficial ownership refers to shares that are held directly or indirectly by the owner. Our information is based on reports filed with the Securities and Exchange Commission by each person listed in the table below. No other classes of stock are outstanding.

Name and Address of        Amount and Nature of    Percent
Beneficial Owner           Beneficial Ownership    of Class
----------------           --------------------    --------
Virginia Frese Palmer      1,900,100 (1)           11.67%
Palmer Family Trusts       Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750

------------------------
(1) 1,755,092 of these shares are held in the Palmer Family Trust - Survivor's Share and 145,008 of these shares are held in the Palmer Family Trust - Residuary Trust Share. The co-trustees of these two trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the company's founders. Mr. Harrison is a director. He disclaims any beneficial interest in these shares.


                     Stock Owned by Directors and Officers
                     -------------------------------------

     The following table describes the beneficial ownership of common stock by the five most highly compensated officers during 1999, all current and nominee directors, and our directors and officers as a group at March 1, 2000.

                                          Amount and Nature of       Percent
Name                                      Beneficial Ownership(1)    of Class
-----------------------------------       -----------------------    ---------
Stanley E. Basara .................                 7,940 (3)              *
John E. Burrows, Jr. ..............                 5,280 (2)              *
Rajiv L. Gupta ....................                 2,040 (2)              *
J. Barton Harrison ................             2,016,170 (4)         12.48%
Roy E. Hock .......................               257,720 (5)          1.58%
Graham Humes ......................               110,667 (6)              *
John L. Kowalski ..................                27,955 (7)              *
David W. Lacey ....................                 2,129 (2)              *
Edward M. Mazze ...................                 5,140 (2)              *
Drew A. Moyer .....................                 6,025 (2)              *
James M. Papada, III ..............                49,277 (2)              *
Albert Thorp, III .................                 8,253 (2)              *
Directors and officers as a group (15 people)   2,625,944             16.13%

* Less than one percent (1%).

(1) Includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners have the same voting and dividend rights as our other shareholders. They do not have the right to sell or transfer the shares. See Note (2) to the summary compensation table on page 13.
(2) Shares are directly owned by the officer or director.

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

(3) Includes 6,530 shares directly owned by Mr. Basara and 1,410 shares owned by Mr. Basara's spouse. Mr. Basara disclaims any beneficial interest in the shares owned by his spouse.
(4) Includes 110,170 shares directly owned by Mr. Harrison, 5,900 shares held in an estate for which Mr. Harrison is executor, and 1,900,100 shares held in two trusts. See "Persons Owning More than Five Percent of Our Stock" on pages six and seven. Mr. Harrison disclaims any beneficial interest in the shares owned by the estate for which he is executor and by the trusts for which he is a co-trustee.
(5) Includes 163,046 shares directly owned by Mr. Hock and 94,674 shares owned by Mr. Hock's spouse. Mr. Hock disclaims any beneficial interest in the shares owned by his spouse.
(6) Includes 77,144 shares directly owned by Mr. Humes, 17,501 shares owned by Mr. Humes' spouse, and 16,022 shares owned by a trust for which Mr. Humes' spouse is co-trustee. Mr. Humes disclaims any beneficial interest in the shares owned by his spouse or those shares owned by a trust for which his spouse is co-trustee.
(7) Includes 11,160 shares directly owned by Mr. Kowalski and 16,795 shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.


                        Directors and Executive Officers
                        --------------------------------

Identification and Business Experience

     The following table describes each person nominated for election to the board, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name                    Age   Position
----------------------  ---   --------------------------------------------------
Stanley E. Basara       66    Director
John E. Burrows, Jr.    52    Director
Rajiv L. Gupta .        54    Director
J. Barton Harrison      70    Director
Roy E. Hock             70    Director
Graham Humes            67    Director
John L. Kowalski        56    Vice President
David W. Lacey          55    Vice President of Human Resources
Dieter D. Littles       42    Treasurer
Edward M. Mazze         59    Director
Drew A. Moyer           35    Corporate Controller and Secretary
James M. Papada, III    51    Chairman of the Board, Chief Executive Officer and
                                President
James J. Rafferty, Jr.  62    Vice President
David J. Stakun .       44    Vice President of Corporate Communications
Albert Thorp, III       45    Vice President-Finance and Chief Financial Officer

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

     Stanley E. Basara is retired from Panasonic Broadcasting Systems Company, where he was President and Chief Operating Officer. He previously held positions as President of Thomson - CSF Broadcasting and Division Vice President of RCA Broadcast Systems. Mr. Basara was elected a director of Technitrol in 1993.

     John E. Burrows, Jr. is President and Chief Executive Officer of SPI Polyols, a global producer of specialty chemicals. Prior to joining SPI Polyols, he was Vice President-North America of Quaker Chemical Corporation and was previously employed by FMC Corporation. Mr. Burrows was elected a director of Technitrol in 1994.

     Rajiv L. Gupta is Chairman and Chief Executive Officer of Rohm and Haas Company. Since joining Rohm and Haas in 1971, he has held various positions of increasing responsibility in finance and strategic planning. He was named to his previous position in 1998 as Vice Chairman. Mr. Gupta also serves on the board of UNISYS. He was elected a Technitrol director in April 1998.

     J. Barton Harrison was our Secretary from 1975 to 1977 and from 1983 to 1995. He is a retired attorney and a director of Steel Plant Equipment Corporation. Mr. Harrison has been a director since 1966.

     Roy E. Hock was our Chairman and Chief Executive Officer from 1976 until his retirement in December 1995. He has been a director since 1967.

     Graham Humes was a principal of Compass Capital Partners, Ltd. until June, 1999. He was General Director (CEO) of CARESBAC-St. Petersburg, in St. Petersburg, Russian Federation, from 1993 to 1995. He was Senior Vice President and a director of Legg Mason Wood Walker, Inc. from 1987 to 1993. He is a director of Brunschwig & Fils, Inc., Baltic Cranberry Corporation, ChemPak S.A. de D.C. and the George M. Leader Family Corporation. Mr. Humes became a director of Technitrol in 1987.

     John L. Kowalski was elected Vice President of Technitrol in 1995. He is President of our Electronic Components Segment and also holds the position of President of our subsidiary, Pulse. Mr. Kowalski was President of the Fil-Mag Group from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining Technitrol, he held various management positions at Honeywell, General Electric and Varian. Mr. Kowalski is a member of the Board of Directors of Universal Protective Packaging, Inc.

     David W. Lacey was appointed Vice President of Human Resources in July 1998. He was Vice President of Human Resources with The Hay Group, Inc. from 1995 to 1998, and was Senior Vice President and Deputy Director Human Resources for First Fidelity Bank from 1992 until 1995. His previous experience included assignments at CIGNA Corporation, Celanese Corporation, American Home Products Corporation and AT&T.

     Dieter D. Littles joined Technitrol and became our Treasurer in 1997. Prior to joining Technitrol, he was a financial consultant to firms in the mid-Atlantic area. Mr. Littles was Director of Cash Management and Treasury at the Franklin Mint in 1995, and held various positions involving risk management and international cash management at Scott Paper from 1989 to 1994.

     Dr. Edward M. Mazze is Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island. From 1993 to 1998, he was Dean of The Belk College of Business Administration, The University of North Carolina at Charlotte. Previously, he held similar positions at Temple University and Seton Hall University. Dr. Mazze is an honorary Trustee of Delaware Valley College of Science and Agriculture and a member of the business advisory board of McGettigan Partners and Radiator Specialty Company. He became a director of Technitrol in 1985.

     Drew A. Moyer joined Technitrol in 1989 and became our Corporate Controller in 1995 and also our Secretary in 1996. Mr. Moyer was previously employed by Ernst & Young LLP and is a Certified Public Accountant.

     James M. Papada, III, is Chairman of the Board, Chief Executive Officer and President. Before joining Technitrol he was a partner in the law firm of Stradley Ronon Stevens & Young LLP from 1987 through June 1999. The firm is our counsel. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987 and was a partner at Stradley Ronon Stevens & Young LLP prior to joining Hordis Brothers, Inc. Mr. Papada is also a director of Para-Chem Southern, Inc., Computer Technology Associates, Inc., and Glasstech Holding, Inc. He has been a director of Technitrol since 1983 and Chairman of the Board since January 1, 1996. He was our interim Chief Executive Officer from January 8, 1999 to June 30, 1999.

     James J. Rafferty, Jr. is President of our Metallurgical Components Segment and has been President of AMI Doduco, Inc. from 1976 through 1985 and from 1987 to the present time. AMI Doduco, Inc. was previously known as Advanced Metallurgy, Inc. He was appointed Vice President of Technitrol in 1984, President in 1985, and Vice President in 1987. Mr. Rafferty was a director of Technitrol from 1984 until 1997.

     David J. Stakun is Vice President, Corporate Communications. Before joining Technitrol in 1997 as Director of Corporate Communications, Mr. Stakun held various communications positions at Sears, Roebuck and Co., Peoples Energy Corporation and Bell Atlantic Corporation. From 1995 until joining Technitrol, he was Director - Corporate and Financial Communications at Bell Atlantic.

     Albert Thorp, III became our Vice President of Finance and Chief Financial Officer in 1995. He joined Technitrol as Corporate Controller in 1989. He held the additional position of Treasurer from May 1995 until March 1997. Mr. Thorp is a Certified Public Accountant.

Committees

     Our board of directors has three standing committees. The members of each committee are non-employee directors. The current members are:

Audit                    Executive Compensation      Nominating
----------------------   -------------------------   ---------------------------
Graham Humes, Chairman   John E. Burrows, Chairman   Stanley E. Basara, Chairman
Rajiv L. Gupta           Stanley E. Basara           John E. Burrows
Roy E. Hock              J. Barton Harrison          Edward M. Mazze
Edward M. Mazze

The board held thirteen meetings in 1999, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member, other than Rajiv L. Gupta who attended 69% of the total board meetings and committee meetings of which he was a member.

Executive Compensation Committee

     The executive compensation committee:

     o reviews and recommends the broad executive compensation plan and its implementation to the board;

     o  reviews the objectives and performance of our Chief Executive Officer;

     o  reviews our retirement programs and their investment performance; and

     o  undertakes special assignments for the board.

During 1999, the executive compensation committee held four meetings.

Audit Committee

     The main function of the audit committee is to monitor corporate accounting and reporting practices. In addition, the committee, among other things:

     o  reviews the performance of and recommends our independent auditing firm;

     o consults with our independent auditor regarding the plan, scope and cost of audit work;

     o reviews our independent auditor's report and management letter with our independent auditor;

     o consults with our independent auditor regarding the adequacy of internal controls;

     o reviews our processes for monitoring compliance with laws and our Statement of Principles;

     o reviews the activities and organizational structure of our internal audit functions, the internal audit reports and the adequacy of our internal audit plan; and

     o reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program.

     The review of the auditors' report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. Management is not always present at discussions that the committee has with the independent auditors. During 1999, the audit committee held three meetings.

Nominating Committee

     The nominating committee met twice in 1999. The nominating committee:

     o  establishes the criteria for selecting new directors;

     o identifies potential candidates to fill director positions when they are available;

     o evaluates the qualifications of candidates and makes recommendations to the board;

     o  recommends a slate of directors for election at the annual meeting; and

     o conducts an annual review/self assessment of our board's performance for the year.

     The committee will not consider nominees recommended by shareholders. However, you may nominate persons to serve as directors at the annual meeting. The committee, together with the board, is responsible for evaluating board performance.

Executive Compensation

     The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers for services in all capacities provided to Technitrol and our subsidiary companies.

                           Summary Compensation Table
--------------------------------------------------------------------------------
                                                     Long-Term
                                  Annual            Compensation -    All Other
                              Compensation        Restricted Stock  Compensation
                                  (1)                Plan Awards        (4)
                     ---------------------------  ----------------  ------------
Name and Principal     Fiscal
Position                Year    Salary     Bonus   Shares  Value
                                                    (2)     (3)
--------------------------------------------------------------------------------
James M. Papada,        1999   $435,000  $760,000  21,600  $717,448   $37,153
III, Chief Executive    1998          -         -       -         -         -
Officer and             1997          -         -       -         -         -
President (5)
--------------------------------------------------------------------------------
John L. Kowalski,       1999    280,000   497,000     900    29,500    89,364
Vice President          1998    245,000   150,000   1,650    37,641    28,970
                        1997    218,900   131,000   1,230    44,357     6,460
--------------------------------------------------------------------------------
Albert Thorp, III,      1999    191,000   362,000     385    12,513    36,930
Vice President and      1998    175,000    80,000     800    18,250     9,928
Chief Financial         1997    140,000    60,000     600    21,638    12,433
Officer
--------------------------------------------------------------------------------
David W. Lacey,         1999    170,000   252,000     300     9,750    14,887
Vice President          1998     73,029    30,000     800    28,000       200
Human Resources (6)     1997          -         -       -         -         -
--------------------------------------------------------------------------------
Drew A. Moyer,          1999    149,500   238,000     300     9,750    25,804
Corporate               1998    135,000    55,000     600    13,688     5,058
Controller and          1997    105,000    45,000     450    16,228     4,553
Secretary
--------------------------------------------------------------------------------

(1) None of the five officers received other annual compensation exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1997, 1998 and 1999.
(2) At December 31, 1999, the total shares held under the restricted stock plans and the value of those shares were:

                                      Shares          Value
                                      ------          -----
              Mr. Papada ..........   21,600        $961,200
              Mr. Kowalski ........   11,160         496,620
              Mr. Thorp ...........    4,515         200,918
              Mr. Lacey ...........    1,100          48,950
              Mr. Moyer ...........    2,850         126,825

Dividends are paid on shares held under the restricted stock plans at the same rate paid to all shareholders.

(3) The value of restricted stock was calculated by multiplying the closing market price of our stock on the New York Stock Exchange on the date of grant by the number of shares awarded.
(4) Amounts include cash received upon vesting of restricted stock plan awards, Technitrol's contribution under 401(k) Retirement Savings Plans, and term life insurance premiums paid. The detailed amounts for 1999 are shown below:

                            Cash under
                    Restricted Stock Plans   401(k) Plan     Term Life Insurance
                    ----------------------   -----------     -------------------
    Mr. Papada               $34,093            $2,820               $240
    Mr. Kowalski              81,272             7,467                625
    Mr. Thorp                 33,194             3,096                640
    Mr. Lacey                 11,039             3,368                480
    Mr. Moyer                 21,936             3,228                640

(5) Mr. Papada's yearly salary is $500,000 and his employment with the company began on July 1, 1999. In addition, Mr. Papada was paid $215,000 for the period January 1, 1999 to June 30, 1999 for his duties as Chairman and interim Chief Executive Officer. Mr. Papada's restricted stock awards include 20,000 shares of common stock which vest on March 1, 2002 provided certain performance goals are achieved. In addition, pursuant to an arrangement with the company, Mr. Papada will receive a total of 55,000 additional shares of performance based restricted stock; the first of these awards was made on January 1, 2000 and the remaining awards will be made on January 1 of 2001 through 2004. Each annual award of shares will vest only if certain performance goals are achieved. In the event of a change in control of the company, all of these performance based restricted shares will be granted (if they have not yet been granted), and will immediately vest and Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan and certain amounts for federal and state taxes due as a result of such payments and awards of stock.
(6) Mr. Lacey's annual salary for 1998 was $165,000. His employment with the company began on July 13, 1998.


Retirement Plan

     We have a defined benefit pension plan for employees who are not covered by a subsidiary's defined contribution plan or collectively bargained retirement benefits. We generally make annual contributions to the plan based upon actuarial calculations and the salary of each participant. The following table describes the approximate annual benefits that an employee receives upon retirement. The amounts received depend on the employee's final average salary and years of credited service. The benefits are not subject to any reduction for Social Security or other amounts. The following information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                    Years of Credited Service
                   ----------------------------------------------------------
     Final Average
        Salary      15 Years    20 Years    25 Years    30 Years     35 Years
        ------      --------    --------    --------    --------     --------
       $100,000     $ 20,100    $ 26,800    $ 33,400    $ 40,100     $ 40,100
        150,000       31,600      42,200      52,700      63,200       63,200
        200,000       43,200      57,600      72,000      86,400       86,400
        250,000       54,800      73,000      91,200     109,500      109,500
        300,000       66,300      88,400     110,500     132,600      132,600
        400,000       89,500     119,300     149,100     178,900      178,900
        500,000      112,600     150,100     187,600     225,100      225,100

     The officers named above who participate in the plan and their years of credited service are as follows:

              Officers                Years of Credited Service
              ---------------------   -------------------------
              Mr. Papada ...........              1
              Mr. Rafferty .........             24
              Mr. Thorp ............             10
              Mr. Lacey ............              1
              Mr. Moyer ............             10

     On January 1, 1994, we adopted a supplemental retirement plan to supplement the benefits of any employee whose benefits are limited by law. In 1999, the law limited benefits under qualified plans to $160,000. The benefits of the supplemental plan are included in the table above and reflect fifteen years of credited service for Mr. Papada under the supplemental plan. The amount of the annual salaries covered by this supplemental plan in 1999, were:

              Mr. Papada      $275,000
              Mr. Thorp         31,000
              Mr. Lacey         10,000


Restricted Stock

     Our directors and shareholders approved an Incentive Compensation Plan in 1981. The committee administering the plan can develop and implement forms of incentive compensation for employees. The board then adopted a restricted stock plan under the Incentive Compensation Plan in 1984. The restricted stock plan is designed to enable us to attract and retain qualified employees, and to reward and motivate them by giving them the opportunity to obtain stock. Restricted stock shares are awarded to employees in each operating segment, as well as to executive officers.

     Stock is awarded to employees at no cost to the employees. However, the shares may not be disposed of until a restricted period has ended. The restricted period is five years for shares awarded prior to 1999, and three years for shares awarded in 1999 and subsequent years. During the restricted period prescribed by the plan, Technitrol retains the shares. If the employee resigns or is terminated for cause before the restricted period ends, the employee does not receive the shares. If the employee becomes totally disabled, dies or has normal retirement occur before the restricted period, the restrictions are released. If an employee elects early retirement or is terminated other than for cause, he or she is entitled to pro rata vesting. The committee may adjust the award.

     When plan shares vest, the employee also receives a cash payment. The cash payment is designed to be the amount necessary to pay federal income taxes on the shares and cash payment. The highest individual federal income tax rate, including surcharge, is used to calculate this amount. If 165% of the market value of the shares on the initial award date is less than the amount necessary to pay the federal income tax, the lower amount is used. The cash payment is subject to further review and adjustment by the committee if the payment is insufficient to compensate the employee for income taxes on the shares and cash payment.


Compensation of Non-Employee Directors

     We pay our non-employee directors an annual cash retainer of $16,000. Committee chairmen are paid an additional $2,000. Non-employee directors also receive $2,000 for each board meeting that they attend and $750 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year. The grant in 2000 and all future years will have a market value at the time of grant of $25,000. The directors are also paid a daily attendance fee of $2,000 at the Spring management meetings. The directors may defer all or part of their fees and stock grants. Deferred cash fees accrue interest.

     Our compensation of non-employee directors is based on an extensive review of director compensation paid by companies of similar size to ours. It is designed to be competitive, highly performance-oriented, and linked to your interests as shareholders. Stock grants are taxable to the director when received.

     Stradley Ronon Stevens & Young LLP has been our general legal counsel since 1966. We paid approximately $688,000 in total fees to Stradley Ronon Stevens and Young LLP during 1999. This amount represented less than five percent of their gross revenues. In 2000, we plan to retain them for similar services. The transactions with Stradley Ronon Stevens & Young LLP were entered into at arm's length in the ordinary course of business. We believe that the terms and conditions of transactions between Technitrol and Stradley Ronon Stevens & Young LLP are fair and reasonable.


Board Stock Ownership

     In 1996, our directors adopted a number of policies and procedures to strengthen their independence and to improve their ability to maximize the company's value to you as shareholders. These policies include:

     (1) the establishment of a board comprised exclusively of non-employee directors, except for the Chief Executive Officer, and

     (2) the requirement that all directors invest a substantial portion of their fees in our common stock until the market value of their personal investment is $100,000. We believe that $100,000 represents a sufficient interest in the company. To achieve this goal, a director must invest at least one year's total cash director's fees in stock every three years until the $100,000 obligation is satisfied. The policy does not require any further investment after a director's personal investment reaches $100,000 regardless of the fluctuation in share value thereafter. However, directors are encouraged to buy additional shares from time to time as their personal financial position allows. Shares issued under the board of directors stock plan do not count in achieving the ownership obligation of $100,000.


      Report of Executive Compensation Committee on Compensation Policies
      -------------------------------------------------------------------

     The executive compensation committee administers our executive compensation program. All issues regarding executive compensation - base salary, cash bonus and long-term incentives - are reviewed by the committee and it makes recommendations to the full board for its approval.

Compensation Philosophy

     The purpose of our executive compensation plan is to retain and attract the talent required for the continued and successful growth of the company, while clearly linking incentive compensation to company and segment performance and therefore shareholder value. The plan, with several new elements designed and implemented in 1999, reflects a performance-based approach to executive compensation. The elements of our executive program include: base salary, annual cash bonus and long-term incentives. This mix of elements weights the cash bonus and long-term elements more heavily than base salary in the total compensation package, putting a greater share of total compensation "at risk." Cash bonus and long-term stock compensation are structured so that payouts begin modestly but escalate significantly as performance exceeds stated objectives. Each of these elements will be discussed in more detail.

Base Salary in 1999

     The committee relied on data collected and interpreted by Watson Wyatt Worldwide to set the ranges for executive officers. These ranges for similar-sized companies in related industries created a framework for establishing officers' base salaries. The committee considered the performance of each executive officer in relation to his stated goals and objectives, level of contribution to Technitrol's or the appropriate business segment's operating performance, the competitive ranges proposed by Watson Wyatt, and the CEO's recommendations. The full Board approved the recommended salary levels. The committee also recommended ending the practice of annual salary reviews for executives and placing all executives covered by the plan on an 18-month review cycle.

     The committee also used the competitive survey data as a reference point when it established and the Board approved the new CEO's base salary. The committee set the CEO base salary at a competitive level after reviewing the appropriate survey data and the actual salaries of CEOs in similar sized companies in related industries.

     Base salary is one of the three compensation elements for executives. The other two - annual cash bonus and long-term incentives - are weighted more heavily and give the total compensation package more leverage. In 1999, the committee recommended and the board approved a new cash bonus plan and a new long-term incentive plan. In both cases, the performance standards have been raised considerably versus past plans. For example, minimum performance criteria must now be met or no incentive compensation is paid. A summary of both plans follows.

Short-Term Cash Incentive Plan

     In the second quarter of 1999, the committee approved a new cash incentive plan whose goals are to:

     o provide relatively modest cash bonuses to key executives for achieving results from 90% to 100% of annual planned performance regarding both Economic Profit (EP) and Net Operating Profit (NOP) and, conversely, to provide significant cash bonuses where both of these plan metrics have been significantly exceeded; and

     o create a strong team atmosphere through the use of group awards while retaining rewards for achieving personal goals as well.

     Economic profit is a measure of operating income on an after-tax basis after subtracting the imputed cost of capital for the applicable segment or the company as a whole. Some companies refer to this as economic value added or EVA. The measure emphasizes the need to maximize asset utilization as well as operating profit. Net operating profit represents earnings before interest, taxes and other non-operating items.

     The EP and NOP targets, which are weighted differently for ECS, MCS and Corporate, are established by the CEO in consultation with the Segment presidents and then approved by the committee; and are drawn directly from the annual operating plans approved by the full Board. Both measures must be achieved to produce any payout. Cash incentives are paid quarterly (subject to a hold back described below) if pre-set performance goals are attained. There are four basic performance levels with different payout schedules as described below:

NOP and EP Performance Levels                Quarterly Bonus Pool
-----------------------------                --------------------
(Net of Incentives)
-------------------

Less than 90% of Target                                 -0-
Threshold: Equal to 90% of Target            25% of quarterly base salary
---------
Target: 100% of the Plan                     60% of quarterly base salary
------
Excess over Target-Up to 120% of the Plan    Up to 300% of quarterly base salary
------------------

     For example, if a Segment attains the Target performance level in both EP and NOP (net of any incentive payout) in a quarter, a cash bonus pool of 60% of the quarterly base salaries of the eligible executives is created. The Segment President and CEO allocate the pool among the participants according to individual performance in that quarter and pay each individual participant accordingly, subject to the 20% hold back described in the next paragraph. If less than 90% of each of the planned NOP and EP is achieved in any quarter then there is no payout of incentives in that quarter. There are no carry forwards and no accumulation.

     The performance measures of EP and NOP are taken directly from the Segment/Corporate annual operating plan. At the end of each quarter, 80% of the earned bonus pool (as described in the preceding paragraph) is paid out and 20% is retained until the end of the year at which time it is earned if personal objectives have been achieved or lost if they have not.

     The first awards were made at the end of the third quarter of 1999. This plan is intended to create a strong focus among the participating executives on meeting agreed upon performance metrics, retain key executives and enhance overall value for our shareholders. Management believes that this cash incentive plan has had a favorable impact on the Company's performance in the second and third quarters of 1999 and expects it to continue to favorably impact short-term performance in the future.

     The plan also provides that the board may change the weighting given to EP or NOP in the creation of the bonus pools and, where appropriate, may substitute other performance metrics (e.g. earnings per share, return on employed capital) as appropriate.


Performance Unit Plan (PUP)

     The committee approved the design of the PUP in the second quarter of 1999 and its implementation at its December 15, 1999 meeting. The first awards were made in March 2000.

     The goal of the PUP is to provide meaningful performance-based equity participation for key executives. Like the short term plan, the PUP recognizes individual as well as team performance. The key design features of the plan are:

     o PUP focuses on 2-year targets and is a combination of business performance and personal goals. The goals are set by the CEO in consultation with the Segment Presidents.

     o Targets are approved by the committee and then communicated to the participating executives (approximately 20).

     o Business performance targets are weighted 75% and personal goals are 25%.

     o   Long-term awards are made annually in the first quarter of each year.

     o The plan will be funded with restricted stock with vesting to take place after 2 years, assuming that the performance goals are achieved.

     o Recipients of restricted stock will be reimbursed for any Federal tax liability which results (up to a maximum of 165% of stock value on the award date).

PUP has these operational characteristics:

     o The Segment Presidents and CEO have a pool which is divided into two parts - 25% of the pool is allocated to the plan participants in the form of restricted stock grants which will vest contingent upon achieving negotiated personal objectives; and 75% of the pool consists of performance units which are not specifically assigned to any plan participant and vesting of which is contingent on the Segment's achieving the pre-set two-year targets.

     o If the 2-year business performance targets are achieved, the 75% share is earned and allocated within the group of plan participants depending on individual performance in the judgment of the Segment President and CEO. When allocated, the units are converted immediately to an equal number of shares of common stock.

     o If the 2-year personal goals are reached, the 25% award of restricted stock vests. It may vest all or in part at the discretion of the Segment President and CEO depending on the degree of goal achievement.

     o If the 2-year business performance targets are not achieved, then the pool of performance units is forfeited.

     The full board approved both plans in second quarter of 1999. These plans directly link business plan performance as measured by EP and NOP and short-term compensation; provide the eligible group of executives with significant short-term and long-term awards; and are intended to enhance shareholder value over the long term. The essential link between business performance and executive awards unifies the participating executives in striving to achieve superior performance for shareholders. For all of these reasons the committee believes the new plans will retain key executives; attract new talent; and enable the company to meet its long-term business objectives.

     Compensation Committee,
          John E. Burrows, Chairman
          Stanley E. Basara
          J. Barton Harrison

          Compensation Committee Interlocks and Insider Participation
          -----------------------------------------------------------

     None of the members of the executive compensation committee are currently or were during 1999 employees of Technitrol or any of its subsidiaries. Mr. Harrison was formerly the company's Secretary and performed pension investment management activities as an independent contractor during 1999. He was paid a monthly retainer of $1,000 for these services.


               Comparison of Eleven-Year Cumulative Total Return
               -------------------------------------------------
     The following graph and table compare the growth in value of $100 investments made in Technitrol, the Russell 2000(R) Index and the Dow Jones Electrical Components & Equipment Industry Group Index over the 11-year period between December 31, 1988 and December 31, 1999.

-----------------------------------------------------------------------------------------------------------------
                 1988    1989    1990    1991    1992    1993    1994    1995    1996    1997    1998     1999
-----------------------------------------------------------------------------------------------------------------
Technitrol      $100.00 $139.48 $ 86.48 $104.42 $102.57 $124.45 $172.55 $295.76 $508.40 $801.40 $858.14 $1,207.99
-----------------------------------------------------------------------------------------------------------------
Russell 2000(R)
 Index          $100.00 $116.25 $ 93.57 $136.66 $161.82 $192.42 $188.91 $242.64 $282.66 $345.86 $337.06   $408.71
-----------------------------------------------------------------------------------------------------------------
Dow Jones       $100.00 $127.35 $116.59 $146.49 $146.74 $159.73 $166.31 $217.47 $264.84 $325.13 $381.35   $491.72
Electrical
Components &
 Equipment
 Industry
 Group Index
-----------------------------------------------------------------------------------------------------------------

Assumes $100 was invested on December 31, 1988, and all dividends were reinvested.

                                    [CHART]

                            Shareholders' Proposals
                            -----------------------

     Our Corporate Secretary must receive shareholders' proposals by November 26, 2000 to be included in the proxy statement for our annual meeting in 2001. The proxies that we obtain may be voted in our discretion when a shareholder proposal is raised at the annual meeting, unless the Company receives notice of the shareholder proposal by February 9, 2001. We will communicate any change to these dates to our shareholders.


            Section 16 (a) Beneficial Ownership Reporting Compliance
            --------------------------------------------------------

     Section 16 (a) of the Securities Exchange Act of 1934 requires officers and directors and persons who own more than 10 percent of our shares outstanding to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten-percent holders must furnish us with copies of all forms that they file.

     Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 1999.

                                             By order of the board of directors,


                                             /s/ Drew A. Moyer
                                             -----------------------------------
                                             Drew A. Moyer
March 29, 2000                               Corporate Secretary

                                                                       Exhibit A
                                                                       ---------
                                TECHNITROL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.
     --------

     The purpose of this Plan is to provide an opportunity for Employees of Technitrol, Inc. (the "Company") and its Designated Subsidiaries to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2.   DEFINITIONS.
     ------------

     (a) "Board" shall mean the Board of Directors of Technitrol, Inc.
          -----

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.
          ----

     (c) "Committee" shall mean the committee appointed by the Board in
          ---------
accordance with Section 12 of the Plan.

     (d) "Common Stock" shall mean the common stock of Technitrol, Inc., par
          ------------
value $.125 per share, or any stock into which such Common Stock may be converted.

     (e) "Company" shall mean Technitrol, Inc., a Pennsylvania corporation.
          -------

     (f) "Designated Subsidiary" shall mean any Subsidiary which has been
          ---------------------
designated by the Committee as eligible to participate in the Plan with respect to its Employees.

     (g) "Employee" shall mean an individual classified as an employee by the
          --------
Company or a Designated Subsidiary on the payroll records of the Company or the Designated Subsidiary during the relevant participation period.

     (h) "Fair Market Value" shall mean the value of one share of Common Stock
          -----------------
on the relevant date, determined as follows:

         (1) If the shares are traded on an exchange (including the NASDAQ National Market System), the reported "closing price" on the relevant date (e.g., the Offering Date or Purchase Date) assuming it is a trading day; otherwise on the next trading day;

         (2) If the shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on said System on the relevant date assuming it is a trading day; otherwise on the next trading day; and

         (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

     (i) "Offering Date" shall mean the first business day of each Offering
          -------------
Period.

     (j) "Offering Period" shall mean a period of 24 months duration (or such
          ---------------
other period of time announced by the Committee) commencing on the Offering Date during which a Participant is granted an option to purchase Common Stock.

     (k) "Participant" shall mean a participant in the Plan as described in
          -----------
Section 4 of the Plan.

     (l) "Pay" shall mean an Employee's base cash pay (excluding variable cash
          ---
payments unless otherwise determined by the Committee) paid on account of personal services rendered by the Employee to the Company or a Designated Subsidiary, plus pre-tax contributions of the Employee which are part of deferred pay or benefit plans maintained by the Company or a Designated Subsidiary, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay (such as commissions) to be included in the definition of Pay and may change the definition on a prospective basis.

     (m) "Plan" shall mean this Technitrol, Inc. Employee Stock Purchase Plan.
          ----

     (n) "Purchase Date" shall mean the last business day of each Purchase
          -------------
Period.

     (o) "Purchase Period" shall mean a six-month period (or other period as
          ---------------
announced by the Committee) within each Offering Period. However, unless otherwise announced by the Committee, the first two Purchase Periods in the initial Offering Period shall be three-month periods. Thereafter, unless otherwise announced by the Committee, each Purchase Period shall be a six-month period.

     (p) "Shareholder" shall mean a record holder of shares entitled to vote
          -----------
shares of Common Stock under the Company's bylaws.

     (q) "Subsidiary" shall mean any subsidiary corporation (other than the
          ----------
Company) in an unbroken chain of corporations beginning with the Company, as described in Section 424(f) of the Code.

3.   ELIGIBILITY.
     ------------

     3.1. Any Employee regularly employed on other than a part-time basis by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Offering Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one month's employment) prior to an Offering Date for the Employee to be eligible to participate with respect to the Offering Period beginning on that Offering Date and provided further that (1) the Committee may permit part-time Employees to be eligible to participate pursuant to criteria and procedures established by the Committee and (2) the Committee may impose an eligibility period on participation of up to two years employment with the Company and/or a Designated Subsidiary with respect to participation on any prospective Offering Date. The Committee also may determine that a designated group of Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Section 414(q) of the Code. An Employee shall be considered employed on a part-time basis if his or her customary employment is 20 or fewer hours per week or five months or less per year.

     3.2. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Section 424(d) of the Code), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries.

     3.3. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Section 423 Plan. The Committee shall impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.   PARTICIPATION AND WITHDRAWAL.
     -----------------------------

     4.1. An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Company or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Pay, not to exceed ten percent (10%) of the Employee's Pay, or such greater percentage, as specified by the Committee, for the Purchase Period. The Committee may provide for a separate election (of a different percentage) for a specified item or items of Pay, including bonus payments, if any. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may make additional payments into such account in accordance with rules and procedures announced by the Committee. Except as provided in Section 4.4, an Employee may not enroll in or participate in more than one Offering Period at a time. Unless otherwise specified by the Committee, payroll deductions and other payments made with respect to employees paid in currencies other than U.S. dollars shall be accumulated in local (non-U.S.) currency and converted to U.S. dollars as of a date within the Purchase Period as determined by the Committee.

     4.2. Unless otherwise determined by the Committee, a Participant may decrease his or her rate of payroll deductions in accordance with procedures prescribed by the Committee. A Participant may increase his or her rate of payroll deductions effective as of the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

     4.3. (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan at any time during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

          (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date, but the Participant will not again participate until he or she re-enrolls in the Plan. Alternatively, a Participant may request a cash distribution, without interest, of monies accumulated but not yet distributed by following such procedures, electronic or otherwise, as specified by the Committee. The Committee may establish rules limiting the frequency with which Participants may discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan. Unless the Committee establishes rules to the contrary, a Participant who discontinues participation during a Purchase Period will not be eligible to again participate until the first Offering Period beginning after the date he or she discontinues participation in the Plan. An Employee who discontinues participation in the Plan may become a Participant again by enrolling in the Plan before a subsequent Offering Date in accordance with the procedures set forth in Section 4.1.

          (c) In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all accumulated payroll deductions credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The

Committee also may establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries. In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate or legal representative of the Participant.

     4.4. Unless a Participant discontinues participation in the Plan with respect to an Offering Period, such participant will automatically participate in each succeeding Offering Period, but only with respect to Purchase Periods which begin after the last Purchase Period in the preceding Offering Period. Such Participant is not required to file an additional enrollment form to continue participation in the Plan. A Participant shall not be permitted to participate in more than one Purchase Period occurring at the same time with respect to different Offering Periods.

5.   OFFERING.
     ---------

     5.1. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 500,000 shares.

     5.2. The Offering Periods of this Plan shall be of 24 months duration commencing on September 1 and March 1 of each year and ending on August 31 and February 28 (or February 29, if a leap year) of each year. Except for the initial Offering Period, each Offering Period shall consist of four (4) six-month Purchase Periods. Unless otherwise announced by the Committee, the initial Offering Period shall consist of two (2) three-month Purchase Periods and three (3) six-month Purchase Periods. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the next Offering Period to be affected.

     5.3. Enrollment by an eligible Employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to the Participant of an option to purchase on an applicable Purchase Date within the Offering Period up to that number of shares of Common Stock of the Company determined by dividing the Participant's accumulated payroll deductions and other amounts credited to the Participant's account during such Purchase Period by the lower of (i) 85% of the fair market value of a share of Common Stock on the Offering Date or (ii) 85% of the fair market value of a share of Common Stock on the Purchase Date; provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 5.4 below, with respect to the applicable Purchase Date or (y) the maximum number of shares set by the Committee pursuant to Section 5.5 below, with respect to the applicable Purchase Date.

     5.4. With respect to each Purchase Period, no more than 200% of the number of shares of Common Stock determined by dividing the Participant's payroll deductions and other payments accumulated in his account during the Purchase Period by 85% of the fair market value of a share of Common Stock on the Offering Date may be purchased by a Participant on any single Purchase Date.

     5.5. No Participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than 30 days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any Participant on any single Purchase Date (hereinafter the "Maximum Share Amount"). Unless otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount exceed the amount permitted under Section 5.4 above. If a new Maximum Share Amount is set by the Committee, all participants must be notified of such Maximum Share Amount prior to commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

     5.6. If the number of shares to be purchased on Purchase Date by Participants exceeds the number of shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant's option to each Participant affected.

     5.7. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Company and its Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Section 423(b)(8) of the Code.

     5.8. Unless otherwise determined by the Committee, the option price under each option shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date. The Committee may change the percentage of Fair Market Value with respect to the option price for any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be a designated percentage of the Fair Market Value of the Common Stock on the Purchase Date.

6.   PURCHASE OF STOCK.
     ------------------

     Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions and other amounts credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.8, subject to the limitations contained in Section 5. Any remaining amounts in the Participant's account which are less than the price of one share shall remain in the account and shall be applied in the next Purchase Period towards the purchase of shares of Common Stock.

7.   PAYMENT AND DELIVERY.
     ---------------------
     7.1. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Company. The Company shall retain the amount of payroll deductions and other payments used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased as provided in this Section 7.1.

     7.2. The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates or other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability. Such restrictions shall apply uniformly to all Participants.

8.   RECAPITALIZATION.
     -----------------
     8.1. If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Sections 5.4 and 5.5 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

     8.2. The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

     8.3. The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.   MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.
     ----------------------------------------------------

     9.1. In the event of the proposed liquidation or dissolution of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

     9.2. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an exercise date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest.

10.  TRANSFERABILITY.
     ----------------

     Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way other than by will or the laws of descent and distribution, and any other attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3.

11.   AMENDMENT OR TERMINATION OF THE PLAN.
      -------------------------------------

     11.1. The Plan shall continue until August 31, 2009, unless previously terminated in accordance with Section 11.2.

     11.2. The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

           (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

           (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

           (c) reduce the purchase price specified in Section 5.8, except as specified in Section 8;

           (d) extend the term of the Plan beyond the date specified in Section 11.1; or

           (e) amend this Section 11.2 to defeat its purpose.

12.  ADMINISTRATION.
     ---------------

     The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.  COMMITTEE RULES FOR FOREIGN JURISDICTIONS.
     ------------------------------------------

     13.1. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

     13.2. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Plan. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.  SECURITIES LAWS REQUIREMENTS.
     -----------------------------

     The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) the Company and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.  GOVERNMENTAL REGULATIONS.
     -------------------------

     This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.  NO ENLARGEMENT OF EMPLOYEE RIGHTS.
     ----------------------------------

     Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

17.  GOVERNING LAW.
     --------------

     This Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

18.  EFFECTIVE DATE.
     ---------------

     This Plan shall be effective September 1, 1999. This Plan shall not constitute an employee stock purchase plan under Section 423 of the Code unless it is approved by the shareholders of the Company within 12 months of its adoption by the Board of Directors.